Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

CONSOLIDATED WATER CO. LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value CI$0.50 per share	Rule 457(a)	225,000	$32.56	$7,326,000	$147.60 per $1,000,000	$1,081.32
Equity	Ordinary Shares, par value CI$0.50 per share	Rule 457(a)	25,000	$32.56	$814,000	$147.60 per $1,000,000	$120.15

Total Offering Amounts					$8,140,000		$1,201.47

Total Fee Offsets							—

Net Fee Due							$1,201.47

(1)	This Registration Statement registers 225,000 ordinary shares, par value CI$0.50 per share (the “Ordinary Shares”), of Consolidated Water Co. Ltd. (the “Registrant”) for issuance under the Registrant’s Employee Share Incentive Plan and 25,000 Ordinary Shares for issuance under the Registrant’s Employee Share Option Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Registrant’s Employee Share Incentive Plan and Employee Share Option Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding Ordinary Shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The Proposed Maximum Offering Price Per Share is based on the average of the high and the low price of the Registrant’s Ordinary Shares as reported on The Nasdaq Global Select Market on January 9, 2024.